Exhibit 15.3

Akis Bagimsiz Denetim ve Serbest Muhasebeci Mali Müşavirlik A.Ş. Yapi Kredi Plaza C Blok Kat 17 Büyükdere Caddesi Levent 34330 Istanbul	Telephone Fax Internet	+90 (212) 317 74 00 +90 (212) 317 73 00 www.kpmg.com

April 27, 2010

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We have been the principal accountants for Turkcell Iletisim Hizmetleri A.S. and its subsidiaries (the “Group”) until the filing of its Form 20-F and, under the date of April 26, 2010, we reported on the consolidated financial statements of the Group as of and for the years ended December 31, 2009 and 2008, and the effectiveness of internal control over financial reporting as of December 31, 2009. We are expected to be dismissed at the Group’s General Assembly of Shareholders that has been called for April 29, 2010. We have read the Group’s statements included under Item 16F of its Form 20-F dated April 27, 2010, and we agree with such statements.

Very truly yours,

/s/ KPMG Akis Bagimsiz Denetim ve Serbest

Muhasebeci Mali Musavirlik A.S.

Akis Bagimsiz Denetim ve Serbest Muhasebeci Mali Müşavirlik A.Ş.,

a Turkish corporation and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative, a Swiss entity